Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Standard Pacific Corp. for the registration of debt securities, guarantee of debt securities, and common stock of Standard Pacific
Corp. and to the incorporation by reference therein of our report dated February 23, 2012, with respect to the consolidated financial statements of Standard Pacific Corp., and the effectiveness of internal control over financial reporting of Standard Pacific Corp., included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange
Commission.

/s/ Ernst & Young LLP

Irvine, California

July 27, 2012